As filed with the Securities and Exchange Commission on February 23, 1998

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of Earliest Event Reported) February 9, 1998


                                  CAPITAL TRUST
             (Exact name of registrant as specified in its charter)


California                       1-8063                    94-6181186
(State or other                (Commission           (I.R.S. Employer
jurisdiction of               File Number)            Identification No.)
incorporation)




                          605 Third Avenue, 26th Floor
                            New York, New York 10016
               (Address of principal executive offices) (Zip Code)


                                 (212) 655-0220
              (Registrant's telephone number, including area code)



          (Former name or former address, if changed since last report)

                  ITEM 2. Acquisition or Disposition of Assets


         On February 9, 1998, the Registrant purchased a $10 million subordinate participation (the "Participation") in a $37 million note (the "Note") originated by Credit Suisse First Boston ("CSFB"). The Borrower is Sahara-Las Vegas Corp., a wholly-owned subsidiary of Santa Fe Gaming, Inc. (AMEX:SGM). The
Note is secured by a full payment guarantee from SGM, the Borrower's parent. The
Note is additionally secured by (i) a 26.9 acre developable site at 2601 Las Vegas Boulevard South in Las Vegas, Nevada, (ii) a 39.4 acre developable site on Sunset Road in Henderson, Nevada, and (iii) a pledge of $33.1 million of bonds secured by the Santa Fe Hotel in Las Vegas, Nevada. The Registrant purchased the Participation at par. The purchase of the Participation was funded with a combination of cash equity and financing through a repurchase obligation with CSFB at a specified rate above LIBOR.

         The Note, which matures in December 1999, bears interest at a specified fixed rate for the term. The Registrant, simultaneously with the purchase of the Participation, entered into an interest rate swap agreement (the "Swap") with an affiliate of the First National Bank of Boston, pursuant to which it will receive a specified rate of interest at LIBOR on the notional amount of the Swap in exchange for specified fixed-rate payments.

         Prepayment of the Note is prohibited until June 15, 1998, thereafter it can be prepaid with a declining penalty. The Note is prepayable with no premium or penalty during the 24th month.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  CAPITAL TRUST
                                                          (Registrant)



Date: February 23, 1998        By:       /s/ Edward L. Shugrue III
                                   -------------------------------
                                   Name:     Edward L. Shugrue III
                                   Title:    Chief Financial Officer